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                                                               EXHIBIT 4.5

                           FOURTH AMENDMENT
                                  TO
                         AMENDED AND RESTATED
                           CREDIT AGREEMENT


       THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of February 10, 1998 among LINDBERG CORPORATION, a Delaware corporation (the "Company"), various financial institutions (collectively, the "Banks"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (successor by merger to Bank of America Illinois), as agent for the Banks (in such capacity, the "Agent").

                         W I T N E S S E T H:
                         - - - - - - - - - -

       WHEREAS, the Company, the Agent and the Banks are parties to an Amended and Restated Credit Agreement dated as of April 28, 1994 (as heretofore amended, the "Credit Agreement"); and

       WHEREAS, the Company has requested that the Credit Agreement be amended in certain respects.

       NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

       SECTION 1.  DEFINED TERMS.
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       Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

       SECTION 2.  AMENDMENTS TO CREDIT AGREEMENT.  On the Effective
                   ------------------------------
  Date (defined below), (x) the amendments to the Credit Agreement set forth in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.9 below
           ------------  ---  ---  ---  ---  ---  ---     ---
  shall be effective as of the Effective Date and (y) the amendment to the Credit Agreement set forth in Section 2.3 below shall become
                                    -----------
  effective as of December 31, 1997.  On the Effective Date:

       2.1  The definition of "Commitment Termination Date" in Section
  1.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

            Commitment Termination Date means April 30, 2000 (or such
            ---------------------------
       later date as may be set as the Commitment Termination Date pursuant to Section 2.14) or such other date on which the
                   ------------
       Commitments shall terminate pursuant to Section 6 or 12.
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       2.3  The definition of "Funded Debt to Cash Flow Ratio" in
  Section 1.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

            Funded Debt to Cash Flow Ratio means the ratio of Funded
            ------------------------------
       Debt to EBITDA for the most recently ended Computation Period; provided that for purposes of calculating EBITDA for any period,
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       (A) any loss recognized upon the sale or characterization as a discontinued asset of the Company's Precision Products business shall be disregarded and (B) the consolidated net income (excluding, to the extent reflected in determining such consolidated net income, extraordinary gains and losses for such period and other non-cash or non-recurring charges, and plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation, depletion and amortization for such period) of any Person, or attributable to any assets, acquired by the Company or any Subsidiary during such period shall be included on a pro forma basis for such period
                                     --- -----
       (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period, but without any adjustment for expected cost savings or other synergies) if (i) either (x) the audited consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the fiscal year of such Person preceding the acquisition of such Person and the related audited consolidated statements of income, stockholders' equity and cash flows for the such fiscal year have been provided to the Agent and the Banks and have been reported on without a qualification arising from the scope of the audit or a "going concern" or like qualification or exception or
       (y) such other financial information furnished to the Banks with respect to such period and such acquisition has been found acceptable by the Required Banks and (ii) either (x) any subsequent unaudited financial statements for such Person for the period prior to the acquisition of such Person were prepared on a basis consistent with such audited financial statements, have been provided to the Agent and the Banks and have been reported on without a qualification arising from the scope of the audit or a "going concern" or like qualification or (y) such other financial information furnished to the Banks with respect to such period and such acquisition has been found acceptable by the Required Banks.

       2.4 The definition of "Interest Coverage Ratio" in Section 1.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

            Interest Coverage Ratio means, as of the last day of any
            -----------------------
       Fiscal Quarter, the ratio of (a) Consolidated Net Income before deducting Interest Expense and taxes for the Computation Period ending on such day to (b) Proforma Interest Expense as of such day; provided, however, that for the purposes of calculating
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       clause (a) above any loss recognized upon the sale or
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       characterization as a discontinued asset of the Company's
       Precision Products business shall be disregarded.
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       2.5  Section 1.1 of the Credit Agreement shall be amended by adding the following definition in its appropriate alphabetical position:

            Net Cash Proceeds means:
            -----------------
       (a) with respect to the sale, transfer, or other disposition by the Company or any Subsidiary of any asset (including any stock of any Subsidiary), the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such sale, transfer or other disposition, net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such sale, transfer or other disposition (other than the Loans); and

       (b) with respect to any issuance of Debt, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter's commissions, private placement fees and legal, accounting and investment banking fees).

       2.6 Section 2.1 of the Credit Agreement shall be amended by replacing the amount "$35,000,000" where it appears at the end of clauses (a) and (c)(y) of such Section with the amount "$45,000,000."

       2.7 Section 6.2.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

            6.2.1  Mandatory Prepayments.  (a) The Company shall make a
                   ---------------------
       prepayment of the Revolving Loans forthwith upon the occurrence of any of the following in the following amounts:

            (i) Upon any sale, transfer or other disposition by the Company or any Subsidiary of any assets constituting a division, in an amount equal to 100% of the Net Cash Proceeds of such sale, transfer or other disposition.

            (ii) Upon any sale, transfer or other disposition (including by way of merger or consolidation) by the Company or any Subsidiary of any of the capital stock of any of the Company's Subsidiaries to a Person other than the Company or a Subsidiary, in an amount equal to 100% of the Net Cash Proceeds of such sale.
                                     -3-

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            (iii) Upon the receipt of any Net Cash Proceeds from the
       issuance of any Debt of the Company or any Subsidiary, in an amount equal to 100% of such Net Cash Proceeds.

            (b) On each date on which the Revolving Commitments are reduced pursuant to Section 6.1.2, the Company shall make a
                           -------------
       prepayment of the Revolving Loans in the amount (if any) by which the outstanding principal amount of the Revolving Loans exceeds the Revolving Commitments.

       2.8 Section 10.11 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

            10.11 Funded Debt to Cash Flow Ratio.  Not permit the Funded
                  ------------------------------
       Debt to Cash Flow Ratio as of the last day of any Fiscal Quarter to exceed 2.25:1.

       2.9  Schedule I to the Credit Agreement shall be amended by
            ----------
  replacing the amounts "$21,000,000", "$14,000,000" and "$35,000,000", respectively, under the column "Amount of Revolving Commitment" with the figures "$27,000,000", "$18,000,000" and "$45,000,000", respectively.

       SECTION 3.  CONDITIONS PRECEDENT.
                   --------------------
       The amendments to the Credit Agreement set forth in Section 2 of
                                                           ---------
  this Amendment shall become effective at or as of the times set forth in Section 2 above on such date (the "Effective Date") when the
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  following conditions precedent have been satisfied:

       3.1  Receipt of Documents.  The Agent shall have received all of
            --------------------
  the following, each duly executed and dated the date hereof, and each in a sufficient number of signed counterparts to provide one to each
  Bank:

                 (a)  Amendment.  An original of this Amendment duly
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            executed by the Company and each Bank and an original of the consent attached to the foot hereof (the "Consent") executed by Impact.

                 (b) Revolving Note.  A Revolving Note executed by the
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            Company payable to the order of each Bank in an aggregate
            principal amount equal to the maximum Revolving Loan Commitment of such Bank (collectively, the "New Notes").

                 (c) Resolutions.  A copy, certified by the secretary or
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            an assistant secretary of each of the Company and Impact, of resolutions of the Board of Directors of such Person authorizing or ratifying the execution and delivery of (i)
            in the case of the Company, this Amendment and the New Notes and the borrowings under the Credit Agreement, as amended hereby and (ii) in the case of Impact, the Consent.
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                 (d) Incumbency and Signatures.  A certificate of the
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            secretary or an assistant secretary of each of the Company and Impact certifying the names of the officer or officers of such Person authorized to sign (i) in the case of the Company, this Amendment and the New Notes and (ii) in the case of Impact, the Consent, together with a sample of the true signature of each such officer.

                 (e) Certificate.  A certificate, dated the Effective
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            Date and signed by a duly authorized representative of the
            Company, as to the matters set forth in Section 3.2, in form
                                                    -----------
            and substance satisfactory to the Agent.

                 (f) Other.  Such other documents as the Agent or any
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            Bank may reasonably request.

       3.2  Warranties True and Absence of Defaults.  (i) No Event of
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  Default or Unmatured Event of Default shall have occurred and shall be continuing as of the Effective Date (after giving effect to this Amendment) and (ii) the warranties set forth in the Credit Agreement and each other Loan Document shall be true and correct in all material respects with the same effect as if made on the Effective Date.

       3.3  Amendment Fee.  The Agent shall have received for the
            -------------
  account of the Banks (pro rata according to each Bank's Total
  Percentage) an amendment fee of $10,000.

       SECTION 4.  MISCELLANEOUS.
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       4.1  Governing Law.  This Amendment shall be a contract made
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  under and governed by the internal laws of the State of Illinois.

       4.2  Counterparts.  This Amendment may be executed in any number
            ------------
  of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

       4.3  References to Credit Agreement.  Except as amended hereby,
            ------------------------------
  the Credit Agreement shall remain in full force and effect and is
  hereby ratified and confirmed in all respects.   On and after the
  effectiveness hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Credit Agreement in any Note or other Loan Document, shall be deemed a reference to the Credit Agreement, as amended hereby.
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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date and year first above written.


                           LINDBERG CORPORATION


                           By: ________________________________
                               Title:

                           BANK OF AMERICA NATIONAL
                           TRUST AND SAVINGS ASSOCIATION, as Agent


                           By: ________________________________
                               Title:

                           BANK OF AMERICA NATIONAL TRUST AND SAVINGS, as a Bank


                           By: ________________________________
                               Title:

                           HARRIS TRUST AND SAVINGS BANK


                           By: ________________________________
                               Title:
                                      -6-
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  The undersigned, Impact Industries, Inc., hereby acknowledges, consents and agrees to the foregoing Amendment, and reaffirms that its obligations under the Guaranty dated as of April 29, 1994 executed in favor of the Agent and the Banks continue in full force and effect with respect to the Credit Agreement, as amended by the foregoing Amendment.

                           IMPACT INDUSTRIES, INC.


                           By: ________________________________
                               Title:

                                      -7-